Exhibit 99.9

1049 Camino Dos Rios
Thousand Oaks, CA 91360
NEWSRELEASE

Teledyne Announces Pricing of $125 Million
Senior Unsecured Notes

THOUSAND OAKS, Calif. - August 27, 2015 - Teledyne Technologies Incorporated (NYSE:TDY) today announced that it has entered into a note purchase agreement providing for a private placement of $125.0 million in aggregate principal amount of senior unsecured notes to be issued on November 5, 2015. The notes will consist of $25.0 million of 2.81% senior unsecured notes due November 5, 2020, and $100.0 million of 3.28% senior unsecured notes due November 5, 2022.

The interest rates for the notes were determined on August 6, 2015. Teledyne intends to use the proceeds of the private placement for general corporate purposes including refinancing existing debt, acquisitions and share repurchases. The closing of the transaction contemplated by the note purchase agreement and the issuance of the notes, which are expected to take place on November 5, 2015, are subject to customary closing conditions.

The notes will be sold to institutional accredited investors pursuant to an exemption from registration under the Securities Act of 1933, as amended. The notes have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act.

This news release does not constitute an offer to sell, or the solicitation of an offer to buy the notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Teledyne Technologies is a leading provider of sophisticated instrumentation, digital imaging products and software, aerospace and defense electronics, and engineered systems. Teledyne Technologies’ operations are primarily located in the United States, Canada, the United Kingdom, and Western and Northern Europe. For more information, visit Teledyne Technologies’ website at www.teledyne.com.

Forward-Looking Information Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to a private placement financing. Actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies’ periodic filings with the Securities and Exchange Commission, including its 2014 Annual Report on Form 10-K and its Quarterly Reports on Form
10-Q. The company assumes no duty to update forward-looking statements.

Contact:	Jason VanWees (805) 373-4542